EXHIBIT 10.14

EXECUTION VERSION

____________________

STOCK PURCHASE AGREEMENT

 ____________________

between

VEMANTI GROUP, INC.

and

MR. BENJAMIN LIU

and

MR. JAMES SUN

Dated as of April 18, 2023

EXECUTION VERSION

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EXECUTION VERSION

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EXECUTION VERSION

ARTICLE VII
TERMINATION AND ABANDONMENT
SECTION 7.01. Termination.	37
SECTION 7.02. Effect of Termination.	38

Schedules and Exhibits

Exhibit A – Sellers’ Shares

Exhibit B – Bank Account Information

Exhibit C – Form Employment Agreement

Exhibit D – Form Incentive Stock Option Agreement

Schedule 1.02(c) – Consideration Schedule

Schedule 1.04(b) – Closing Indebtedness Schedule

Schedule 1.06 – Earn-Out Payment Terms and Formulas

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EXECUTION VERSION

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 18, 2023, by and among Benjamin Liu, with an address at [redacted] and James Sun, with an address at  [redacted] (each a “Seller” and, collectively, the “Sellers”), and the Vemanti Group, Inc., a Nevada corporation, with an address at 7545 Irvine Center Drive, Suite 200, Irvine, CA 92618, United States (the “Purchaser”).

WHEREAS, there are 5,000,000 shares of Class A common stock, par value $0.001 per share, and 4,803,921 shares of Class B common stock, par value $0.001 per share, issued and outstanding (collectively, the “Shares”) of DevBlock Technologies, Inc., a Delaware corporation (the “Corporation”);

WHEREAS, the Shares constitute all of the issued and outstanding common stock of the Corporation, and the Sellers own all the Shares, with each Seller owning the number and class of Shares set forth in Exhibit A attached hereto;

WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase and accept from the Sellers, the Shares, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of the Corporation has determined that it is fair and in the best interests of the Corporation to affect the sale of the Shares to the Purchaser and consummate the transactions contemplated herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Sellers and the Purchaser hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

SECTION 1.01.  Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser the Shares, and the Purchaser shall purchase and accept the Shares.

SECTION 1.02.  Purchase Price. The purchase price for the Shares shall be an amount equal to the gross sales revenue (the “Revenue”) of the Trailing Twelve Months of the Corporation as of the Closing Date (as defined below) times a multiple of 1.35 (the “Purchase Price”).

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(a) Subject to the terms of Section 4.07, the Purchase Price shall be allocated in accordance with Section 1.02(c) and paid by wire transfer of immediately available funds to the bank account(s) of the Sellers and the Option Holders (as defined below) that are set forth on Exhibit B in the following installments:

i.	At the Closing, Purchaser will pay twenty percent (20%) of the Purchase Price (the “Closing Date Payment”);

ii.	On the first anniversary of the Closing Date, Purchaser will pay twenty-six point six percent (26.6%) of the Purchase Price (the “First Installment Payment”);

iii.	On the second anniversary of the Closing Date, Purchaser will pay twenty-six point seven percent (26.7%) of the Purchase Price (the “Second Installment Payment”); and

iv.	On the third anniversary of the Closing Date, Purchaser will pay twenty-six point seven percent (26.7%) of the Purchase Price (the “Third Installment Payment”).

(b) The Purchaser has the option to accelerate the payments and pay the Purchase Price in full at any time prior to the third anniversary of the Closing Date (as defined below); provided, that any such prepayment of the Purchase Price shall not affect the Earn-Out Payments (as defined below).

(c) Allocation of Payments. The Purchaser shall allocate and deliver each of the Purchase Price payments, and the Earn-Out Payments, if any, to the Sellers and the Option Holders in accordance with a consideration schedule to be attached hereto as Schedule 1.02(c), which shall be delivered to the Purchaser by the Sellers prior to the Closing (the “Consideration Schedule”). The Consideration Schedule shall set forth the names of the Sellers and the Option Holders, their pro rata portion of each Purchase Price payment and Earn-Out Payment, if applicable, and, for each Option Holder, their total Option Amount (as defined below).

SECTION 1.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) either by electronic exchange of documents, or, if or to the extent such an exchange is not practicable, to be held at the offices of the Crone Law Group P.C. in New York, New York, on the third (3rd) business day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article V (other than those conditions that by their nature are to be satisfied at Closing) or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date” .

SECTION 1.04. Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(a) duly executed Employment Agreements in substantially the form attached hereto as Exhibit C and counterparts to the Incentive Stock Option Agreements in substantially the form attached hereto as Exhibit D;

(b) the duly executed payoff letter(s) with respect to the payment of the aggregate amount of indebtedness (other than indebtedness in the ordinary course of business) owed by the Sellers as of the Closing and identified on the Closing Indebtedness Schedule attached hereto as Schedule 1.04(b);

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(c) a receipt for the Closing Date Payment;

(d) certificate(s) evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser;

(e) the certificate referenced in Section 5.02(a)(iii); and

(f) true and complete copies, certified by the Secretary or an Assistant Secretary of the Corporation, of the resolutions duly and validly adopted by, (i) the Board of Directors of the Corporation, evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, and (ii) the Boards of Directors of the Corporation and the Subsidiary, respectively, appointing, effective as of the close of business on the Closing Date, the Purchaser Board Members (as defined in Section 4.11) to the Boards of Directors of the Corporation and the Subsidiary in accordance with Section 4.11.

SECTION 1.05. Deliveries by the Purchaser. Simultaneously with the execution of this Agreement, the Purchaser shall deliver to the Seller:

(a) the Closing Date Payment, allocated in accordance with the Compensation Schedule, by wire transfer in immediately available funds to the bank account(s) set forth on Exhibit B;

(b) the duly executed counterparts to the Incentive Stock Option Agreements in substantially the form attached hereto as Exhibit D; and

(c) the certificate referenced in Section 5.01(a)(iii).

SECTION 1.06. Earn-Out Payments. After the Closing and as additional consideration for the Shares, the Purchaser shall pay to the Sellers and the Option Holders, with respect to each Calculation Period within the Earn-Out Period an amount, if any (each, an “Earn-out Payment”), equal to the product of the following:

(a) For the first Calculation Period, if the EBITDA margin for the first Calculation Period is greater than or equal to 2.5%, the Earn-Out Payment will be an amount equal to (A) the Revenue for the Trailing Twelve Months during such Calculation Period multiplied by 1.35 minus (B) the amount of the First Installment Payment;

(b) For the second Calculation Period, if the EBITDA Margin for the second Calculation Period is greater than or equal to the EBITDA margin, as calculated by the EBITDA Formula, an amount equal to (A) the Revenue for the Trailing Twelve Months during such Calculation Period multiplied by 1.35 and minus (B) the Second Installment Payment; and

(c) For the third Calculation Period, if the EBITDA margin for the third Calculation Period is greater than or equal to the EBITDA margin, as calculated by the EBITDA Formula, an amount equal to (A) the Revenue for the Trailing Twelve Months during such Calculation Period multiplied by 1.35 and minus (B) the Third Installment Payment.

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If the EBITDA for a particular Calculation Period does not exceed the applicable EBITDA margin as determined by the EBITDA Formula, no Earn-Out Payment shall be due for such Calculation Period. The EBITDA margins set forth in the EBITDA Formula may be adjusted with the prior written consent of the parties hereto should opportunities arise that both the Purchaser and Seller agree are in the best interest of the Corporation.

(d) No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable except by operation of any federal, national, foreign, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) or a legally binding directive of, or issued by, a Governmental Authority (as defined below) (“Laws”) relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in the Purchaser, (ii) the Sellers shall not have any rights as a securityholder of the Purchaser as a result of Sellers’ contingent right to receive any Earn-Out Payment hereunder, and (iii) no interest is payable with respect to any Earn-Out Payment.

(e) Earn out Payment Terms and Formula. Terms relating to the Earn-Out Payment used but not otherwise defined in this Section 1.06, are defined in Schedule 1.06 attached hereto.

SECTION 1.07. Earn-Out Payment Procedures. No later than ninety (90) calendar days following the end of the relevant Calculation Period, the Purchaser shall provide written notice (each, an “Earn-Out Notice”) to the Sellers setting forth its good faith calculation (including reasonable supporting detail with respect to such calculation) of the EBITDA margin in accordance with the EBITDA Formula and the Earn-Out Payment due, if any.

(a) Upon receipt from Purchaser of each Earn-Out Notice, the Sellers shall have thirty (30) calendar days to review the Earn-Out Notice. The Sellers and their accountants and financial and other advisors may make reasonable inquiries of Purchaser and Purchaser’s officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) regarding questions concerning or disagreements with the applicable Earn-Out Notice arising in the course of Seller’s review. During such 30-day review period, the Purchaser shall provide the Sellers and their Representatives reasonable access during normal business hours, upon reasonable advance notice, to the premises, books and records of the Purchaser to the extent such materials relate to the calculation of the applicable Earn-Out Notice for the purpose of completing Seller’s review of such Earn-Out Notice. Purchaser shall cooperate in good faith and promptly respond to reasonable requests in accordance with this Section 1.07(a).

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(b) Promptly following completion of its review (but in no event later than the conclusion of the thirty (30) day review period), the Sellers may submit to the Purchaser a letter regarding its acceptance (“Notice of Acceptance”) or a detailed statement describing each objection (with reference to the applicable items of such Earn-Out Notice with which the Sellers disagree) to such Earn-Out Notice (“Notice of Disagreement”); provided, however, that any objections must be on the basis that the amounts set forth in the Earn-Out Notice (i) were not determined in accordance with the definition of Revenue or EBITDA in this Agreement or the EBITDA margin based on the EBITDA Formula, or (ii) were arrived at based on mathematical or clerical error. The Notice of Disagreement must include the adjustments that the Sellers propose to be made to each Disputed Earn-Out Item and the specific amount of such disagreement and reasonable supporting documentation and calculations thereof, in each case, to the extent known.

(c) If the Sellers deliver a Notice of Acceptance, or if the Sellers do not deliver a Notice of Disagreement before the conclusion of the applicable thirty (30) day review period, then such Earn-Out Notice shall be deemed final, binding, and conclusive. If the Sellers timely deliver a Notice of Disagreement, only those matters specified in accordance with Section 1.07(b) in such Notice of Disagreement shall be deemed to be in dispute (the “Disputed Earn-Out Items”), and all other matters included in the Earn-out Notice shall be final, binding, and conclusive upon the parties hereto.

(d) Following delivery of a Notice of Disagreement, the Disputed Earn-Out Items shall be resolved as follows:

(i) the Sellers and the Purchaser shall first use commercially reasonable efforts to resolve promptly such Disputed Earn-Out Items. Any resolution by the Sellers and the Purchaser as to such Disputed Earn-Out Items shall be final and binding on the parties hereto.

(ii) If a resolution has not been reached for a Disputed Earn-Out Item within fifteen (15) calendar days (or longer, as mutually agreed by the parties hereto) after delivery of a Notice of Disagreement, then the Sellers and the Purchaser shall submit any such remaining Disputed Earn-Out Item to an independent accountant appointed by mutual agreement of the Purchaser and the Sellers during such fifteen (15) calendar days after delivery of a Notice of Disagreement (the “Independent Accountant”) for determination. The Sellers and the Purchaser shall request that the Independent Accountant, acting as an expert and not an arbitrator, make a final determination (which determination shall be binding on the parties hereto) of the Disputed Earn-Out Items within thirty (30) calendar days (or longer, as mutually agreed by the parties hereto) from the date such Items were submitted to the Independent Accountant. The determination of the Disputed Earn-Out Items by the Independent Accountant shall be done in accordance with the terms of this Agreement and shall be final, binding and conclusive upon the Sellers and the Purchaser absent manifest error. The Independent Accountant shall adopt a position within the range of positions submitted by the Sellers and the Purchaser with respect to any Disputed Earn-Out Item. The Independent Accountant shall not review any line items or make any determination with respect to any matter other than with respect to the Disputed Earn-Out Items that are submitted to them. During the 30-day review by the Independent Accountant, the Sellers and the Purchaser shall each make available to the Independent Accountant such individuals and such information, books and records as may be reasonably required by the Independent Accountant to make its final determination.

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(iii) Any fees and expenses relating to the engagement of the Independent Accountant shall be borne pro rata by the Purchaser, on the one hand, and the Sellers, on the other hand, in proportion to the difference between the EBITDA and the EBITDA that would have resulted from the use of the proposed calculations of one of the parties. For example, if the EBITDA calculated in the applicable Earn-Out Notice delivered by the Purchaser was $1,000,000 less than the EBITDA (as finally determined), but the EBITDA that would have resulted based on the adjustments set forth in the Notice of Disagreement was $500,000 more than the EBITDA (as finally determined), the Purchaser will pay two-thirds (2/3rds) of such fees and expenses, and the Sellers, will pay one-third (1/3) of such fees and expenses.

(e) The final determination of EBITDA in accordance with this Section 1.07 is each referred to as the “Final EBITDA”.

(f) Within ten (10) business days after the determination of the Final EBITDA for a Calculation Period, if the Purchaser is required to pay an Earn-Out Payment, then Purchaser shall pay to Seller such Earn-Out Payment in cash by wire transfer of immediately available funds to the Sellers’ bank account set forth on Exhibit B.

SECTION 1.08. Incentive Stock Options. The Purchaser hereby grants to the Sellers, as additional compensation for the Shares, options to purchase shares of the Purchaser’s common stock, which options shall vest after the Closing Date and in accordance with the terms of the Form Incentive Stock Option Agreement attached hereto as Exhibit C.

SECTION 1.09. Treatment of the Corporation’s Stock Options. Schedule 2.03 of the Sellers Disclosure Schedule sets forth all outstanding options that, as of the date hereof, may be exercised for shares of the Corporation’s Class B Common Stock (whether or not vested) (each, a “Stock Option” and collectively the “Stock Options”). Prior to the Closing, the Sellers shall cause the Board of Directors of the Corporation to take all actions necessary such that all Stock Options that are outstanding immediately prior to the Closing (“Subject Stock Options”) (i) are fully vested in advance of the Closing, and (ii) shall be exercised by all of the holders of such Subject Stock Options (the “Option Holders”) at the Closing in exchange for the aggregate Option Amount, which Option Amount shall be paid out on a pro rata basis from each Purchase Price payment, and Earn-Out Payment, if any, and in accordance with the Compensation Schedule.

For purposes of this Agreement the term “Option Amount” shall mean, for a Subject Stock Option covering a specified number of shares of Class B Stock outstanding immediately prior to the Closing, an amount equal to the amount by which (A) the product of the price per Share (on a fully diluted basis) exceeds (B) the exercise price of such Subject Stock Option.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

As an inducement to the Purchaser to enter into this Agreement, the Sellers hereby, jointly and severally, represent and warrant to the Purchaser, subject to such exceptions as are disclosed in the Sellers Disclosure Schedule, which exceptions shall be deemed to qualify the representations and warranties made hereunder, as follows:

SECTION 2.01. Organization, Authority and Qualification. (a) The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DevBlock Vietnam Limited Liability Company is the Corporation’s sole subsidiary (the “Subsidiary”) and it is duly organized, validly existing and in good standing under the laws of Socialist Republic Of Vietnam. Each of the Corporation and the Subsidiary has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on the software development business of the Corporation and the Subsidiary (the “Business”) as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.

(b) The Seller has made available to the Purchaser complete and correct copies of the Corporation’s and the Subsidiary’s articles of incorporation and by-laws, or comparable organizational documents, each in full force and effect. Neither the Corporation nor the Subsidiary is in violation of any of their respective organizational documents.

(c) Each of the Sellers, the Corporation and the Subsidiary has the legal power, capacity, and authority to execute and deliver this Agreement and each transaction document to which it is a party, to consummate the transactions contemplated hereunder and thereunder and to perform their respective obligations hereunder and thereunder. The execution and delivery of this Agreement by the Sellers, the performance by the Sellers of their obligations hereunder and the consummation by the Sellers of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Corporation. The execution and delivery by the Seller, the Corporation or the Subsidiary of any transaction documents, including the Employment Agreements and the Incentive Stock Option Agreements, to which it is a party, the performance by each of the Sellers, the Corporation or the Subsidiary of its obligations thereunder and the consummation by each of the Sellers, the Corporation or the Subsidiary of the transactions contemplated thereby will be, at or prior to the Closing, duly authorized by all requisite action on the part of the Sellers, the Corporation or the Subsidiary, as applicable.

(d) This Agreement has been, and at or prior to the Closing each transaction document to which the Sellers, the Corporation or the Subsidiary is a party, will be, duly executed and delivered, and assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes, and each transaction document to which the Sellers, the Corporation or the Subsidiary is a party will constitute, legal, valid, and binding obligations of each of the Sellers, the Corporation or the Subsidiary, enforceable against each of the Sellers, the Corporation or the Subsidiary, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws (as defined below) of general applicability relating to or affecting creditors’ rights and to general equity principles (assuming due authorization, execution and delivery by the Purchaser).

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SECTION 2.02. Good Title. (a) Each Seller is the record and beneficial owner, and has good, valid, and marketable title to, the Shares appearing next to such Seller’s name on Exhibit A. Each Seller has the right and authority to sell and deliver their Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances (“Encumbrances”) or adverse claims of any nature whatsoever. Upon delivery of any certificate or certificates duly assigned, representing the Shares as herein contemplated or upon registering of the Purchaser as the new owner of the Shares in the share register of the Corporation, the Purchaser will receive good title to the Shares owned by each Seller.

SECTION 2.03. Capitalization. (a) The authorized share capital of the Corporation consists of 20,000,000 share of common stock, par value $0.001 per share, 5,000,000 of which is Class A common stock and 15,000,000 million of which is Class B common stock. There are 5,000,000 shares of Class A common stock issued and outstanding and 4,803,921 shares of Class B common stock issued and outstanding. The Corporation is authorized to issue 10,000,000 shares of preferred stock, none of which is issued and outstanding. None of the issued and outstanding Shares were issued in violation of any preemptive rights. Except as set forth in Schedule 2.03(b) of the Sellers Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements, or commitments of any character relating to the capital stock of the Corporation or obligating either the Sellers or the Corporation to issue or sell any capital stock, or any other interest in, the Corporation. The Shares constitute all the issued and outstanding capital stock of the Corporation. Upon consummation of the transaction contemplated by this Agreement and registration of the Shares in the name of the Purchaser in the stock records of the Corporation, the Purchaser will own all the issued and outstanding capital stock of the Corporation free and clear of all Encumbrances. Upon consummation of the transaction contemplated by this Agreement, the Shares will be fully paid and nonassessable. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(b) Schedule 2.03 of the Sellers Disclosure Schedule sets forth a true, correct, and complete list of all of the authorized, issued and outstanding Stock Options and the beneficial and record ownership thereof. The Stock Options are the only stock options of the Corporation. As of the date hereof, there were no shares of the Corporation’s common stock reserved for issuance upon exercise of outstanding stock options or otherwise except for s 1,428,571shares of Class B common stock reserved for issuance pursuant to the 2019 stock incentive plans (collectively, the “2019 Stock Incentive Plan”). All outstanding Stock Options that are described in Schedule 2.03 of the Sellers Disclosure Schedule, (i) are presently governed by the 2019 Stock Incentive Plan and the agreements pursuant to which such Stock Options were granted (each, an “Option Grant Agreement”), (b) the Stock Options presently governed by the 2019 Stock Incentive Plan represent the right to purchase Class B common stock and no other equity interests, and (c) true and complete copies of the 2019 Stock Incentive Plan and each Option Grant Agreement relating to outstanding Stock Options have been delivered to the Purchaser.

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(c) The 2019 Stock Incentive Plan has been duly authorized, approved and adopted by the Corporation’s Board of Directors and the Corporation’s stockholders. With respect to each grant of Stock Options (i) each such grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary action, including, as applicable, approval by the Corporation’s Board of Directors and any required shareholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the 2019 Stock Incentive Plan and with all applicable Laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Financial Statements.

(d) All of the equity interests of the Subsidiary are owned, directly or indirectly, by the Sellers free and clear of any Encumbrance (other than any restriction under the applicable securities Laws) with respect thereto. All of the outstanding equity interests of the Subsidiary are duly authorized and validly issued, were offered, sold and delivered in compliance with all applicable Laws governing the issuance of such securities, are fully paid and nonassessable. There are no contracts to which the Sellers, the Corporation or the Subsidiary is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of the Subsidiary other than the organizational documents of the Subsidiary. There are no options, warrants, convertible securities or other rights, agreements, arrangements, or commitments of any character relating to the equity interests of the Subsidiary or obligating either the Sellers or the Corporation to issue or sell any equity interests in the Subsidiary, or any other interest in, the Subsidiary. There are no outstanding contractual obligations of the Subsidiary to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other “individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Person”).

SECTION 2.04. No Conflict. Assuming compliance with and obtaining of all filings, notifications, consents, approvals, authorizations and other required actions except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance by the Sellers of this Agreement or any transaction documents to which the Sellers, the Corporation, or the Subsidiary is a party, will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by‑laws (or similar organizational documents) of the Sellers, the Corporation, or the Subsidiary, (b) conflict with or violate any material Law or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority (a “Governmental Order”) applicable to the Sellers, the Corporation, or the Subsidiary, or any of their respective assets, properties or businesses, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or any of the assets of the Sellers, the Corporation, or the Subsidiary pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Corporation, the Sellers or the Subsidiary is a party or by which any of the Shares or any of such assets or properties is bound or affected, except to the extent that such conflicts, breaches, defaults or other matters would not (i) adversely affect the ability of the Sellers, the Corporation, or the Subsidiary to carry out its obligations under, and to consummate the transaction contemplated by, this Agreement or any transaction document, or (ii) adversely affect the ability of the Corporation or the Subsidiary to conduct the Business.

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SECTION 2.05. Financial Information; Books and Records. The Sellers have provided to the Purchaser (i) the unaudited consolidated balance sheets of the Corporation as of December 31, 2022 and the related unaudited consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the fiscal year ended December 31, 2022 (the “Unaudited Financials”), and (ii) the unaudited, consolidated balance sheet for as of March 31, 2023 for the Corporation (the “Interim Financials”), together with the Seller Audited Financials, the “Financial Statements”).

(a) The Financial Statements (including any related notes and schedules thereto) are true and accurate and (i) present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), stockholder’s equity, and cash flows of the Corporation as of the dates and for the periods indicated in such Financial Statements (except, for the absence of footnotes and other presentation items and normal year-end adjustments that will not be material in amount and effect), and (ii) in each case were prepared in accordance with US GAAP (the “Seller Accounting Principles”), consistently applied during the periods involved, and were derived from, and accurately reflect in all material respects, the books and records of the Corporation.

(b) Any additional financial statements as may be required to be delivered pursuant to the terms of this Agreement will, when delivered, (i) accurately reflect the Corporation’s consolidated books and records as of the times and for the periods referred to therein, (ii) be prepared in accordance with the Seller Accounting Principles, methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnotes and audit adjustments in the case of unaudited financial statements), (iii) fairly present in all material respects the consolidated financial position of the Corporation as of the respective dates thereof and the results of the Corporation’s operations and cash flows for the periods indicated, and (iv) to the extent required for inclusion in any filings with United States Securities and Exchange Commission (the “SEC”), will comply as of the Closing Date in all material respects with the Securities Act of 1933, as amended (“Securities Act”), Regulation S-X and the published general rules and regulations of the SEC.

(c) The Corporation and the Subsidiary maintain a system of internal accounting controls that are sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Seller Accounting Principles and to maintain asset accountability; (c) access to property is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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(d) All of the financial books and records of the Corporation and the Subsidiary are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

(e) Since the Interim Financials, none of the Corporation’s (including any director, officer or employee thereof) independent auditors have identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Corporation, or (ii) any fraud, whether or not material, that involves the Corporation’s or Subsidiary’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Corporation, nor has any written complaint, allegation, assertion or claim regarding any of the foregoing or that the Corporation or the Subsidiary has engaged in questionable accounting or auditing practices been received by the Corporation.

SECTION 2.06. Absence of Undisclosed Liabilities. The Corporation is not subject to any liabilities or obligations that are not adequately reflected or reserved on or provided for in the Interim Financials, other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice, (ii) liabilities or obligations reflected in Section 2.06 of the Sellers Disclosure Schedule, and (iii) liabilities or obligations under the payment terms of Material Contracts (but not including liabilities for breaches or for indemnification obligations thereunder), or (iv) that would not, individually or in the aggregate, reasonably be expected to be material to the Corporation or the Subsidiary.

SECTION 2.07. Conduct in the Ordinary Course. Since March 31, 2023, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, since March 31, 2023, neither of the Sellers have:

(a) permitted or allowed any of the assets of the Corporation or the Subsidiary to be subjected to any Encumbrance, other than and Encumbrances that will be released at or prior to the Closing;

(b) amended the charter, by-laws or other organizational documents of the Corporation or the Subsidiary;

(c) declared or paid any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(d) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance related to the Business, or paid or otherwise discharged any liability related to the Business, other than current liabilities reflected in the Financial Statements and current liabilities incurred in the ordinary course of business consistent with past practice since the Interim Financial Statements;

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(a) made any change in any method of accounting or accounting practice or policy used by the Corporation or the Subsidiary;

(b) amended, terminated, cancelled or compromised any material claims of the Corporation or waived any other rights of substantial value to the Corporation or the Subsidiary;

(c) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including leasehold interests and intangible property) of the Corporation or the Subsidiary, other than in the ordinary course of business consistent with past practice;

(d) made any capital expenditure or commitment for any capital expenditure, in each case relating to the Business, not reflected on the Interim Financials;

(e) made any material change in the customary methods of operations of the Business;

(f) made, revoked or changed any income, capital, capital gains, franchise, windfall profits, transfer, stamp, property, excise, net worth and similar taxes, fees, levies, duties, tariffs and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority (“Tax” or “Taxes”)) election or method of Tax accounting, amended any Tax Return or filed any claim for refund or settled or compromised any liability with respect to Taxes;

(g) incurred any indebtedness not reflected on the Interim Financials;

(h) made any loan to, guaranteed any indebtedness of, or otherwise incurred any indebtedness on behalf of, any Person in connection with the Business not reflected on the Interim Financials;

(i) failed to pay any creditor any material amount owed to such creditor when due;

(j) (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, change of control, retention, severance, pension or other benefits payable by the Corporation or the Subsidiary to any of its employees, including any increase or change pursuant to any employee benefit plan, (ii) established, adopted, terminated, amended or increased or promised to increase any benefits under any such plan, in either case except as required by Law or any collective bargaining agreement and involving ordinary increases consistent with the past practice;

(k) issued, delivered or sold, or authorized or proposed the issuance, delivery or sale of, any equity interests of the Corporation or the Subsidiary;

(l) entered into any agreement, arrangement or transaction relating to the Business with any of its directors, officers, members, managers, employees or stockholders (or with any relative, beneficiary, spouse or other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (“Affiliate”) of such Persons);

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(m) (i) allowed any license or authorization relating to the Business to lapse or terminate or (ii) failed to renew any license or authorization that is scheduled to terminate or expire within 45 calendar days of the Closing;

(n) failed to maintain the facilities, property and equipment in good repair and operating condition, ordinary wear and tear excepted;

(o) amended, modified or consented to the termination of any Material Contract or any of the Corporation’s or the Subsidiary’s rights thereunder;

(p) (i) abandoned, sold, assigned, or granted any security interest in or to any of the Owned Intellectual Property or Licensed Intellectual Property, including failing (A) to perform or cause to be performed all applicable filings, recordings and other acts or (B) to pay or cause to be paid all required fees and taxes to maintain and protect its interest in such Intellectual Property, (ii) granted to any third party any license with respect to any Owned Intellectual Property or Licensed Intellectual Property, (iii) developed, created or invented any Intellectual Property jointly with any third party, or (iv) disclosed, or allowed to be disclosed, any confidential Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof;

(q) suffered any Material Adverse Effect (as defined below); or

(r) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 2.07 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 2.07, except as expressly contemplated by this Agreement.

For purposes of this Agreement “Material Adverse Effect” means any fact, condition, occurrence, development, event, circumstance, or change in or effect on the Corporation or the Subsidiary that, individually or in the aggregate with all other facts, conditions, occurrences, developments, events, circumstances, or changes in or effects on the Corporation or the Subsidiary: (a) is or would reasonably be expected to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee or independent contractor relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Corporation or the Subsidiary, or materially diminish the value of the Shares; (b) does or would reasonably be expected to materially impair or delay the ability of the Sellers to perform their obligations under this Agreement, including but not limited to all agreements and covenants to be performed or complied by them under the Agreement, or to consummate the transactions contemplated hereby; or (c) would reasonably be expected to materially and adversely affect the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently, or contemplated to be, operated or conducted by the Corporation or the Subsidiary; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industries in which the Corporation or the Subsidiary operates the Business (including legal and regulatory changes), except to the extent the Corporation or the Subsidiary are disproportionately affected thereby, or (ii) changes arising from the consummation of the transactions in accordance with the terms of this Agreement or the announcement of the execution of this Agreement; provided, further, however, and notwithstanding anything to the contrary set forth in this “Material Adverse Effect” definition, any epidemic, plague, pandemic, or other outbreak of illness or public health event, including COVID-19, and any governmental orders, lock-downs, legal and regulatory changes related to such epidemic, plague, pandemic or other outbreak of illness or public health event, including COVID-19, are specifically excluded from clause (i) above and shall be considered in determining whether a “Material Adverse Effect” has occurred.

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SECTION 2.08. Compliance with Laws.

Neither the Corporation and nor the Subsidiary is in conflict with, or in default or violation of, nor has it received, since its formation, any written notice of any conflict with, or default or violation of, (i) any applicable Law by which it or any property or asset of the Corporation or the Subsidiary is bound or affected, including, without limitation, consumer protection, insurance, or securities Laws, or (ii) any Material Contract.

SECTION 2.09. Litigation.

There is no material claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority (“Action”), or, to the best knowledge of the Sellers, threatened against the Corporation or the Subsidiary or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such). There is no Governmental Order binding against the Corporation or the Subsidiary or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement. The Corporation and the Subsidiary are in compliance with all Governmental Orders applicable to it, if any. None of the Sellers, the Corporation or the Subsidiary have any material Actions pending against other parties. There is no Action pending or, to the best knowledge of the Sellers, threatened against the Sellers, the Corporation or the Subsidiary involving a claim against the Corporation or the Subsidiary for false advertising with respect to any of its products or services. Since the dates of formation of the Corporation and the Subsidiary, none of their respective current or former officers, managers or directors have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

SECTION 2.10. Material Contracts.

(a) Section 2.10(a) of the Sellers Disclosure Schedule sets forth a true, correct and complete list of, and the Sellers have made available to the Purchaser, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument in effect to which the Corporation or the Subsidiary is a party or by which the Corporation or any of its properties or assets are bound or affected, (each, a “Material Contract”) that:

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(i) contains covenants that materially limit the ability of the Corporation or the Subsidiary (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses, or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) evidences indebtedness (whether incurred, assumed, guaranteed or secured by any asset);

(iv) involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets other than in the ordinary course of business or capital stock or other equity interests of another Person;

(v) by its terms calls for aggregate payments by the Corporation or the Subsidiary under such contract of more than $100,000 per year or $1,200,000 in the aggregate over the length of the contract;

(vi) with respect to any acquisition or disposition of another Person, pursuant to which the Corporation or the Subsidiary has (A) any continuing indemnification obligations or (B) any “earn out” or other contingent payment obligations;

(vii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Corporation or the Subsidiary, their material assets or the Business;

(viii) obligates the Corporation or the Subsidiary to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof;

(ix) is between the Corporation, or the Subsidiary, and any of their respective directors, executive officers, shareholders or Affiliates, including all non-competition, severance and indemnification agreements;

(x) relates to a material settlement entered into within two (2) years prior to the date of this Agreement or under which the Corporation or the Subsidiary has outstanding obligations (other than customary confidentiality obligations);

(xi) provides another Person (other than the Corporation or the Sellers) with a power of attorney;

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(xii) obligates the Corporation or the Subsidiary to make any capital commitment or expenditure (including pursuant to any joint venture);

(xiii) relates to the development, ownership, licensing or use of any Intellectual Property material to the Business; or

(xiv) is otherwise material to the Corporation or the Subsidiary or otherwise outside of the ordinary course of business and not described in clauses (i) through (xiv) above.

(b) Except as disclosed in Section 2.10(b) of the Sellers Disclosure Schedule, with respect to each Material Contract: (i) such Material Contract is valid and binding and enforceable in all respects against the Corporation or the Subsidiary, as applicable, and, to the knowledge of the Sellers, the other party thereto, are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of the Material Contract against the Corporation or the Subsidiary, as applicable, and, to knowledge of the Sellers, the other party thereto; (iii) neither the Corporation nor the Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Corporation or the Subsidiary, or permit termination or acceleration by the other party thereto, under such Material Contract; (iv) to the knowledge of the Sellers, no other party to such Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Corporation or the Subsidiary, under such Material Contract, (v) no other party to such Material Contract has notified the Corporation, the Subsidiary or the Sellers in writing that it is terminating or considering terminating the handling of its business by the Corporation or the Subsidiary or in respect of any particular product, project or service of the Business or is planning to materially reduce its future business with the Corporation or the Subsidiary in any manner; and (vi) none of the Corporation, the Subsidiary, or the Sellers have waived any rights under such Material Contract.

SECTION 2.11. Intellectual Property; Cybersecurity.

(a) The Corporation and the Subsidiary (i) have all right, title and interest in and to any Intellectual Property owned by the Corporation or the Subsidiary or related to, or used in, the business or operations of the Corporation or the Subsidiary, free and clear of all Encumbrances, other than rights and interest licensed to any other Person, and (ii) have no Licensed Intellectual Property. Neither the Corporation nor or the Subsidiary have received any written notice alleging that it has infringed, diluted, or misappropriated, or, by conducting its business as currently conducted, have infringed, diluted or misappropriated, the Intellectual Property rights of any Person and there is no valid basis for any such allegation.

(b) Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby will impair or alter the Corporation’s or the Subsidiary’s rights to any of the Intellectual Property owned by it or related to, or used in, the businesses or operations of the Corporation or the Subsidiary, and each item of such Intellectual Property is valid, enforceable and subsisting and, there is no Action that is pending or, to the Sellers’ knowledge, threatened that challenges the rights of the Corporation or the Subsidiary to any such Intellectual Property or the validity, enforceability or effectiveness thereof. The Intellectual Property owned by the Corporation and the Subsidiary constitutes all Intellectual Property owned by the Corporation and the Subsidiary and used in, or related to, the businesses and operations of the Corporation and the Subsidiary.

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(c) There has been no security breach or other compromise of or relating to any of the Corporation’s information technology and computer systems, networks, hardware, software, data (including the data of its respective customers, employees, suppliers, vendors and any third-party data maintained by or on behalf of it), equipment or technology (collectively, “IT Systems and Data”). Neither the Corporation nor the Subsidiary have been notified of any security breach or other compromise to their respective IT Systems and Data and, to the Sellers’ knowledge, no event or condition that would reasonably be expected to result in any security breach or other compromise to its IT Systems and Data has occurred. The Corporation and the Subsidiary are in compliance with all applicable Laws and Governmental Orders, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification. The Corporation and the Subsidiary have implemented and maintained in a manner consistent with industry standards and practices, (i) safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data, and (ii) backup and disaster recovery technology.

SECTION 2.12. Employee Benefit Plans.

(a) Except as set forth of Section 2.12(a) of the Sellers’ Disclosure Schedule, the Corporation and the Subsidiary do not have (i) any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), or material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, or any employment, termination, severance or other contracts or agreements to which the Corporation or the Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Corporation or the Subsidiary for the benefit of any employee who is employed primarily in (or, in the case of any expatriate employee, whose home country is) the United States (a “U.S. Employee”), (ii) any employee benefit plans for which the Corporation or the Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plans in respect of which Corporation or the Subsidiary could incur liability under Section 4212(c) of ERISA, or any (iv) contracts, arrangements or understandings between the Corporation or the Subsidiary and any employee of the Corporation or the Subsidiary, including any contracts, arrangements or understandings relating to the sale of the Shares (collectively, the “U.S. Benefit Plans”). There are no other employee benefit plans, including any multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Corporation or the Subsidiary or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Corporation or the Subsidiary is a party, with respect to which the Corporation or the Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Corporation or the Subsidiary for the benefit of any current or former employee, officer or director of the Corporation or the Subsidiary who performs or performed services in relation to the Business. Neither the Corporation nor the Subsidiary has any express or implied commitment, (1) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (2) to enter into any contract or agreement to provide compensation or benefits to any individual, or (3) to modify, change or terminate any U.S Benefit Plan, other than with respect to a modification, change or termination required by applicable Law. The Sellers have made available to the Purchaser a true and complete copy of each U.S. Benefit Plan, if any.

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(b) Section 2.12(b) of the Sellers Disclosure Schedule lists all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements, to which the Corporation or the Subsidiary is a party, with respect to which the Corporation or the Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Corporation or the Subsidiary for the benefit of any Non-U.S. employee (other than statutory plans) (collectively, the “Non-U.S. Benefit Plans”). The Sellers have made available to the Purchaser a true and complete copy of each Non-U.S. Benefit Plan.

(c) The consummation of the transactions contemplated by this Agreement, whether alone or together with any other event, will not entitle any current or former employee, manager, director or consultant of the Corporation’s or the Subsidiary’s severance pay or any other payment or accelerate the time of payment or vesting, or increase the amount of compensation, due any such employee, manager, director, or consultant.

(d) With respect to each Non-U.S. Benefit Plan and U.S Benefit Plans: (i) all employer and employee contributions required by Law or by the terms of such benefit plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; and (ii) each such benefit plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(e) None of the Non-U.S. Benefit Plans or U.S. Benefit Plans, contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

(f) None of the Non-U.S. Benefit Plans or U.S. Benefit Plans provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Corporation after termination of employment (other than (i) coverage mandated by applicable Laws, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof).

SECTION 2.13. Employee Matters.

(a) There are no Actions pending or, to the knowledge of the Sellers, threatened involving the Corporation or the Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act, or similar claim.

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(b) To the knowledge of the Sellers, since the dates of formation of the Corporation and the Subsidiary, there has been: (i) no labor union organizing or attempting to organize any employee of the Corporation or the Subsidiary into one or more collective bargaining units with respect to their employment with the Corporation or the Subsidiary; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Corporation or the Subsidiary with respect to their employment is pending, or threatened against, the Corporation or the Subsidiary. Neither the Corporation nor the Subsidiary is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Corporation or the Subsidiary and no such agreement is currently being negotiated.

(c) The Corporation and the Subsidiary (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against the Corporation or the Subsidiary pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or to any federal, national, supranational, state, provincial, local, or similar government, agency or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the knowledge of the Sellers, threatened against the Corporation or the Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) Section 2.13(d) of the Sellers Disclosure Schedule hereto sets forth a complete and accurate list of all current employees of the Corporation and the Subsidiary showing for each (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Corporation)), (ii) any bonus, commission or other remuneration, other than salary, paid since the Interim Financials; and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee as of three month period ended March 31, 2023 and the Closing Date. Except as set forth on Section 2.13(d) of the Sellers Disclosure Schedule, (A) no employee is a party to a written employment agreement or contract with the Corporation or the Subsidiary and each is employed “at will”, and (B) the Corporation, or the Subsidiary, has paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and there are no severance payments which are or could become payable by the Corporation, or the Subsidiary, to any such employees under the terms of any written or oral agreement, or commitment or any Law, custom, trade or practice. Each such employee has entered into the Corporation’s or the Subsidiary’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Corporation or the Subsidiary, a copy of which has been provided to the Purchaser by the Sellers.

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(e) Section 2.13(e) of the Sellers Disclosure Schedule contains a list of all independent contractors (including consultants) currently engaged by the Corporation or the Subsidiary, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. All of such independent contractors are a party to a written agreement or contract with the Corporation or the Subsidiary. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the Corporation or the Subsidiary, a copy of which has been provided to the Purchaser by the Sellers. For the purposes of applicable Law, including the Internal Revenue Code of 1986, as amended, all independent contractors who are currently, or within the last two (2) years have been, engaged by the Corporation or the Subsidiary are bona fide independent contractors and not employees of the Corporation or the Subsidiary. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Corporation or the Subsidiary to pay severance or a termination fee.

SECTION 2.14. Taxes and Returns.

(a) The Corporation and the Subsidiary has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by the Corporation and the Subsidiary (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Financial Statements have been established.

(b) Section 2.14(b) of the Sellers Disclosure Schedule sets forth each jurisdiction where the Corporation and the Subsidiary file or are required to file a Tax Return.

(c) Neither the Corporation nor the Subsidiary is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d) There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against the Corporation or the Subsidiary in respect of any Tax, and neither the Corporation nor the Subsidiary has been notified in writing of any proposed Tax claims or assessments against the Corporation or the Subsidiary (other than, in each case, claims or assessments for which adequate reserves in the Financial Statements have been established).

(e) There are no Encumbrances with respect to any Taxes upon any of the Corporation’s or the Subsidiary’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Financial Statements have been established.

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(f) The Corporation and the Subsidiary have no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Corporation or the Subsidiary for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Corporation and the Subsidiary have not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

(h) The Corporation and the Subsidiary have not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i) The Corporation and the Subsidiary have no liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(j) The Corporation and the Subsidiary are not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Corporation or the Subsidiary with respect to any period following the Closing Date.

(k) The Corporation and the Subsidiary have not requested nor are the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum, or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

SECTION 2.15. Title to Properties; Assets.

(a) The Corporation and the Subsidiary do not own any real property.

(b) The Corporation or the Subsidiary holds a valid and enforceable leasehold interest under each real property lease or sublease entered into by the Corporation or the Subsidiary (the “Leases”), free and clear of all Encumbrances. A complete and correct list of the Leases is listed in Section 2.15(b) of the Sellers Disclosure Schedule and each Lease is a valid and binding obligation on the Corporation or the Subsidiary, the terms of which have been complied with by the Corporation or the Subsidiary and, to the best knowledge of the Sellers, the other parties thereto, and is enforceable and in full force and effect in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Neither the Corporation nor the Subsidiary has delivered or received any written notice of any default or breach of any Lease which has not been cured or is in the process of being cured, and, to the best knowledge of the Sellers, no event has occurred which, with notice, lapse of time or both, would constitute a material default or breach of any Lease by the Corporation or the Subsidiary. The Sellers have made available to the Purchaser complete and correct copies of the Leases.

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(d) Except for assets sold, consumed or disposed of in the ordinary course of business since March 31, 2023, the Corporation or the Subsidiary owns good title to, or holds a valid leasehold interest in or license to all of the tangible assets shown to be owned or leased by it on the Interim Financials or acquired after the date thereof, free and clear of all Encumbrances.

(e) All items of “machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, and other tangible personal property, including software (the “Tangible Personal Property”) which are owned, used or leased by the Corporation or the Subsidiary are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the Business. The operation of the Business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Tangible Personal Property of Persons other than a member of the Corporation or the Subsidiary, except for such Tangible Personal Property that is owned by, leased, licensed, or otherwise contracted to such entity. Any leases related to the Tangible Personal Property are valid, binding, and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Corporation or the Subsidiary under any lease related to the Tangible Personal Property and the Sellers have no knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any such lease, and the Corporation has not received notice of any such condition. Neither the Corporation nor the Subsidiary has waived any rights under any lease related to the Tangible Personal Property which would be in effect at or after the Closing. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any lease related to the Tangible Personal Property with the Corporation or the Subsidiary to declare a default or to accelerate, or which does accelerate, the maturity of any obligations of the Corporation or the Subsidiary under any such lease.

(f) Either the Corporation or the Subsidiary has good, valid and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Encumbrances. The assets (including Intellectual Property rights and contractual rights) of the Corporation and the Subsidiary constitute all of the assets, rights and properties that are used in the operation of the Business as it is now conducted and presently proposed to be conducted or that are used or held by the Corporation or the Subsidiary for use in the operation of the Business, and taken together, are adequate and sufficient for the operation of the Business as currently conducted and as presently proposed to be conducted.

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EXECUTION VERSION

SECTION 2.16. Transactions with Affiliates.

Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, manager, officer or other Affiliate of the Corporation or the Subsidiary, to the knowledge of the Sellers, has or has had, directly or indirectly: (a) a material economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Corporation or its Subsidiary furnishes or sells, or proposes to furnish or sell; (b) a material economic interest in any Person that purchases from or sells or furnishes to, the Corporation or the Subsidiary, any goods or services; (c) a material beneficial interest in any Material Contract of the Corporation or the Subsidiary; or (d) any contractual or other arrangement with the Corporation or the Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 2.16.

SECTION 2.17. Insurance.

Section 2.17 of the Sellers Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Corporation or its Subsidiary and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to the Purchaser. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Corporation nor its Subsidiary has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Corporation or its Subsidiary. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 2.17 of the Sellers Disclosure Schedule, there are no claims related to the business of the Corporation or its Subsidiary pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. Neither the Corporation or its Subsidiary is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Corporation and its Subsidiary and are sufficient for compliance with all applicable Laws and Material Contracts to which the Corporation or its Subsidiary is, respectively, a party or by which it is bound.

SECTION 2.18. Accounts Receivable.

All accounts, notes, and other receivables, whether or not accrued, and whether or not billed, of the Corporation and the Subsidiary, in accordance with the Seller Accounting Principles arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Corporation and the Subsidiary, as applicable, arising from their respective businesses. None of the Corporation’s or the Subsidiary’s accounts receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Financial Statements.

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SECTION 2.19. Accounts Payable.

The accounts payable specified on the Interim Financials do, and those specified in the most recent balance sheet included in the Unaudited Financial Statements do, and those specified on the books and records of the Corporation and the Subsidiary at the time of the Closing will, specify all amounts owed by the Corporation and the Subsidiary in respect of trade accounts due and other payables, and the actual liabilities of the Corporation and the Subsidiary in respect of such obligations was not, and will not be, on any of such dates, in excess of the amounts so specified on the balance sheets or the books and records of the Corporation and the Subsidiary, as the case may be.

SECTION 2.20. Customers and Suppliers.

(a) Section 2.20(a) of the Sellers’ Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Corporation or the Subsidiary for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years or, who has agreed in writing at any time since September 30, 2022 to pay aggregate consideration in an amount greater than or equal to $100,000 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 2.20(a) of the Sellers’ Disclosure Schedules, neither the Corporation nor the Subsidiary has received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Corporation or the Subsidiary.

(b) Section 2.20(b) of the Sellers’ Disclosure Schedules sets forth (i) each supplier to whom the Corporation or the Subsidiary has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 2.20 (b) of the Sellers’ Disclosure Schedules, neither the Corporation nor the Subsidiary has received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Corporation or the Subsidiary or to otherwise terminate or materially reduce its relationship with the Corporation or the Subsidiary.

SECTION 2.21. Investment Company Act.

Neither the Corporation or the Subsidiary is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

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SECTION 2.22. Information Supplied.

None of the information supplied or to be supplied by, and relating to, the Corporation or the Subsidiary for inclusion, or included, in any documents to be filed with the SEC, any state securities commission or any other federal or state regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which the Corporation or the Subsidiary is responsible for filing with any regulatory agency in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

SECTION 2.23. Finders and Brokers.

Neither the Corporation, the Subsidiary or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

SECTION 3.01. Organization, Authority and Qualification of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary power and authority to enter into this Agreement and any related transaction documents and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any transaction documents, including the Employment Agreements, to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been, or at or prior to Closing will be, duly authorized by all requisite corporate action on the part of the Purchaser and its stockholders. This Agreement has been duly executed and delivered by the Purchaser, and assuming due authorization, execution and delivery by the Sellers, this Agreement constitutes legal, valid, and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.

SECTION 3.02. No Conflict. Assuming compliance with and obtaining of all filings, notifications, consents, approvals, authorizations and other required actions except as may result from any facts or circumstances relating solely to the Sellers, the Corporation, or the Subsidiary the execution, delivery and performance by the Purchaser of this Agreement will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by this Agreement.

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SECTION 3.03. Governmental Approval. The execution, delivery and performance by the Purchaser of this Agreement does not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority.

SECTION 3.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

ARTICLE IV

ADDITIONAL AGREEMENTS

SECTION 4.01. Access to Information; Confidentiality. Prior to the Closing, the Sellers shall give, and shall direct its accountants and legal counsel to give, the Purchaser, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to the Purchaser), access to all the Corporation’s and the Subsidiary’s offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to the Corporation or the Subsidiary, as the Purchaser may reasonably request regarding any of the Corporation’s or the Subsidiary’s business, assets, liabilities, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such party’s Representatives to reasonably cooperate with the Purchaser in its investigation; provided that the Purchaser shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the party providing such information; provided, further that in no event shall the Purchaser have access to any information that, based on advice of counsel, disclosure of such information (i) would violate applicable Laws or at the request of any Governmental Authority having jurisdiction over the Corporation or the Subsidiary, or (ii) would waive attorney-client privilege, and, in each such case, the Purchaser shall only be entitled to withhold those portions of such information which are subject to the foregoing limitations. No information or knowledge obtained by the Company hereto pursuant to this Section 4.01(a) will affect or be deemed to modify any representation or warranty of the Sellers contained herein.

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(b) Each of the parties hereto shall use their best efforts and cause their respective Affiliates and Representatives to use their respective best efforts to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other parties, all confidential information of the Purchaser, the Corporation, or the Subsidiary, as the case may be, that is made available in connection with this Agreement, and will not release or disclose such confidential information to any other Person, except to their respective auditors, attorneys, financial advisors and other consultants, agents, and advisors in connection with this Agreement. If the Closing does not occur, then for a period of three (3) years (i) such confidence shall be maintained by the parties hereto, and each such party shall use its reasonable efforts to cause its Affiliates and Representatives to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such party, its Representatives or such other Persons in contravention of this Agreement), and (ii) upon the request of any party, the other party shall promptly return to the requesting party any written materials remaining in its possession, which materials it has received from the requesting party or its Representatives, together with any analyses or other written materials based upon the materials provided.

(c) From and after the Closing and until the third anniversary of the Closing, the Sellers shall, and shall cause the Corporation, the Subsidiary and their respective Representatives to, hold, and shall use their respective reasonable best efforts to cause their Representatives to, hold in confidence any and all non-public or otherwise confidential information, whether written or oral, concerning the Purchaser, the Corporation, and the Subsidiary’s business and business operations. In the event that a Seller or any such Representative becomes legally compelled to disclose any such confidential information, the Sellers shall provide notice to the Purchaser in writing and consult with the Purchaser regarding the disclosure of such information and use their commercially reasonable efforts to obtain any appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. In the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 4.01(c), the Sellers shall furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information.

SECTION 4.02. Conduct of Business Prior to the Closing. (a) The Sellers covenant and agree that, except as described in Section 4.02(a) of the Disclosure Schedule, between the date hereof and the time of the Closing, the Sellers shall cause the Corporation and the Subsidiary to conduct the Business in the ordinary course and consistent with their respective prior practice. Without limiting the generality of the foregoing, except as described in Section 4.02(a) of the Disclosure Schedule, the Sellers shall cause the Corporation and the Subsidiary to (i) conduct the Business and operate the assets and properties used in conducting the Business in the ordinary course of business consistent with past practice, (ii) preserve intact the business organization of the Business, (iii) keep the services of their respective employees, (iv) preserve its current relationships with the customers and suppliers of the Business and other persons with which they have had significant business relationships; and (v) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Sellers to be untrue or result in a breach of any covenant made by the Sellers in this Agreement.

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(b) Except as described in Section 4.02(b) of the Disclosure Schedule, the Sellers covenant and agree that, between the date hereof and the time of the Closing, without the prior written consent of the Purchaser, the Sellers, will not do any of the things specified in the second sentence of Section 2.07.

(c) Prior to Closing, the Sellers shall not, directly or indirectly, take any actions, or cause the Corporation or the Subsidiary to take any actions, with the purpose of making any Earn-Out Payment more likely to be required to be paid hereunder where such Earn-Out Payment would not otherwise be required to be paid in the ordinary course of business.

SECTION 4.03. Regulatory and Other Authorizations; Notices and Consents. (a)Each of the Purchaser and the Sellers shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and any transaction documents and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) Each Seller shall give promptly such notices to third parties and use its reasonable best efforts to obtain such third-party consents as the Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

SECTION 4.04. Notice of Developments; Supplements to Disclosure Schedules. (a) Prior to the Closing, (i) the Sellers shall promptly notify Purchaser in writing of (A) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Sellers in this Agreement or which could have the effect of making any representation or warranty of the Sellers in this Agreement untrue or incorrect in any respect, and (B) the Sellers shall promptly notify the Purchaser in writing of all other material developments affecting the assets, liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Business.

(b) The Sellers may supplement, in writing and in the same form as originally prepared, the information set forth in the Sellers Disclosure Schedules with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or that is necessary to correct any information in such Disclosure Schedules or in any representation or warranty of the Sellers which has been rendered inaccurate thereby promptly following discovery thereof; provided, however, that the Sellers may not supplement the information set forth in its disclosure schedules pursuant to this Section 4.04(b) following the date that is five (5) business days prior to the Closing Date. Upon the providing of any supplement permitted to be provided under this Section 4.04(b), the Sellers Disclosure Schedules shall be treated as being amended with respect to such supplemented information; provided, that no such supplement shall limit or otherwise adversely affect the remedies available to the Purchaser.

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SECTION 4.05. No Solicitation or Negotiation. The Sellers agree that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with its terms, none of the Sellers and none their respective Affiliates, and Representatives, shall: (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock or assets of the Corporation or the Subsidiary, or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Corporation or the Subsidiary; or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Sellers immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Sellers shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Sellers agree not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Seller, as applicable, is a party.

SECTION 4.06. Employment Agreements. The Sellers shall enter into the employment agreements (the “Employment Agreements”) between each of the Sellers and the Corporation in substantially the form attached hereto as Exhibit C, which provide, among other things, that the Sellers will continue to manage the Corporation until the final installment of the Purchase Price is paid by the Purchaser.

SECTION 4.07. Earn-Out Period Independence. (a) Following the Closing and until end of the Earn-Out Period, the Corporation will operate independently within the Purchaser’s group of companies, subject only to (i) Laws or securities regulations that are applicable to the Corporation as a wholly-owned subsidiary of the Purchase, and (ii) the Purchaser’s risk and compliance procedures. The Corporations operational independence shall last as long as the Corporation maintains a 2.5% EBITDA margin based upon a Trailing Twelve Month period. The 2.5% EBITDA margin will be reviewed quarterly by the Purchaser and, if the Corporation fails to maintain a Trailing Twelve Month period 2.5% EBITDA margin, based on a rolling Trailing Twelve Month period, for two (2) consecutive fiscal quarters, the Corporation will be in breach of this Section 4.07 and the Purchaser shall have the right, but not the obligation to, take operational control of the Corporation. If the Purchaser wishes to take operational control of the Corporation pursuant to this paragraph, the Purchaser shall provide the Sellers notice, in writing, within 30 days of the date such breach is deemed to occur. If such notice is provided by the Purchaser, then the dispute resolution procedures provided within Section 1.07 shall apply for purposes of confirming the relevant EBITDA margins which triggered a breach under this paragraph; provided, that the parties hereto agree to take into account during the dispute resolution period the affect any current or contracts pending in the next three (3) months that would have an effect on the relevant EBITDA margins. During the Earn Out Period, and subject to the termination limitations stated in this paragraph, the Purchaser agrees that it will not take any action to liquidation, merge, consolidate, sell, or otherwise transfer the Shares without the prior written consent of the Sellers.

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(b) If the Purchaser takes control of the Corporation, all remaining Purchase Price Installment Payments set forth in Section 1.02(a) shall be calculated at the lower of the Purchase Price plus the Earn-Out Payment paid for the most recent Calculation Period prior to loss of operating control pursuant to the terms of Section 4.07(a) or the current Purchase Price plus an Earn-Out Payment that was agreed to in accordance with Section 1.07 but not yet paid.

(c) In the event that the Purchaser is financially incapable of making a Purchase Price installment payment on the date that such installment payment is due and payable pursuant to Section 1.02(a) (a “Missed Purchase Price Payment”)¸the Purchaser and the Seller hereby agree to promptly, and in no event later than fifteen (15) calendar days following the Missed Purchase Price Payment due date, hold a meeting to negotiate, in good faith, a new payment date or payment plan. If the Sellers and the Purchaser cannot come to a commercially reasonable payment date or plan, and the Purchaser cannot or will not cure the failure to pay the Missed Purchase Price Payment within sixty (60) business days of the relevant payment date, pursuant to Section 1.02(a), then the Sellers shall have the right, but not the obligation, to require that the Shares be promptly returned to them (a “Separation”). If the Sellers request a Separation, the parties hereto shall immediately begin separation of the Business from the Purchaser’s business and operations (the terms of the Separation to be negotiated in good faith and on commercially reasonable terms); provided, that as part of the Separation the Sellers and the Purchaser herby agree that the Shares will be returned to the Sellers, the Corporation will cease to be a subsidiary of the Purchaser, and the Purchaser will have no further obligation to, among other things, pay the Missed Purchase Price Payment, any additional Purchase Price installments, unearned or unpaid Earn-Out Payment, or vest any further Stock Option under Section 1.08.

SECTION 4.08. Audited Financials and Working Capital Statement. (a) Prior to Closing, the Sellers shall deliver to the Purchaser (i) the audited balance sheets of the Corporation as of December 31, 2021 and December 31, 2022, prepared in accordance with US GAAP, and the related audited statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the fiscal year ended December 31, 2021 and December 31, 2022 together with the notes to such statements and the opinion of the Sellers’ accountants, and (ii) the audited consolidated balance sheet of the Corporation and related audited consolidated statements of operations for the three months ended March 31, 2023, prepared in accordance with US GAAP (clauses (i) to (iii), collectively, the “Audited Financial Statements”)

(b) No later than five (5) calendar days prior to the Closing, the Sellers shall deliver to the Closing Date Working Capital Statement to the Purchaser. The “Closing Date Working Capital Statement” shall mean an estimate that, as of the Closing Date, an amount equal to the Trailing Twelve Month average of (x) the aggregate amount of Current Assets of the Corporation and the Subsidiary, on a consolidated basis, minus (y) the aggregate amount of Current Liabilities of the Corporation and the Subsidiary, on a consolidated basis, in each case calculated in accordance with the Seller Accounting Principles. For the avoidance of doubt, the “Working Capital Amount” shall exclude (i) any indebtedness, (ii) any expenses that constitute Transaction Expenses (as defined below).

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(c) For purposes of this Section 4.08:

(i) “Current Assets” means the consolidated current assets of the Corporation and the Subsidiary and excluding (A) any current Tax assets, and (B) receivables from any of the Corporation’s or Subsidiary’s directors, employees, officers or stockholders and any of their respective Affiliates, determined using the Seller Accounting Principles, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

(ii) “Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities and the current portion of long term debt, determined using the Seller Accounting Principles, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

SECTION 4.09. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the transaction documents to which it is a party and consummate and make effective the transactions contemplated hereby and thereby.

SECTION 4.10. Post-Closing Financial Statements and Accounting Access. After the Closing, the Sellers shall and shall cause the Corporation and Representatives to:

(a) immediately furnish to the Purchaser ongoing access to all the accounts and financial statements of the Corporation, including current balance sheets, cash flows, statements of income, and any other information requested by the Purchaser in order for the Purchaser to timely prepare its financial statements, or any other disclosures, for inclusion in any documents to be filed with the SEC, any state securities commission or any other federal or state regulatory agency;

(b) provide access, during normal business hours and upon reasonable notice, to its officers, employees, auditors, properties, offices, plants, and other facilities and to its books and records, and afford the Purchaser and its Representatives the opportunity to consult with its officers regarding the Corporation’s affairs, finances, and accounts;

(c) promptly implement the same accounting policies, financial reporting standards and practices, and internal controls over financial reporting used by the Purchaser;

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(d) promptly begin to use the same accounting software as is used by the Purchaser; and

(e) engage the same independent registered public accounting firm as is engaged by the Purchaser for the preparation of financial statements.

SECTION 4.11. Purchaser Appointed Board Members. At least seven (7) calendar days prior to the Closing, the Purchaser shall send notice to the Sellers of the names of the three (3) Persons they want appointed as directors on the Board of Directors of the Corporation and the two (2) Persons they want appointed as directors to the Board of Directors of the Subsidiary (such Persons, collectively, the “Purchaser Board Members”). Prior to the Closing, the Sellers shall, and shall cause the Corporation and the Subsidiary to, take all actions necessary to (i) increase the size of the Corporation’s Board of Directors from two (2) members to five (5) members; (ii) increase the size of the Board of Directors of the Subsidiary from one (1) member to three (3) members, and (iii) appoint, effective as of the close of business on the Closing Date, the Purchaser Board Members to either the Board of Directors of the Corporation or the Subsidiary, as applicable.

ARTICLE V

CLOSING CONDITIONS

SECTION 5.01. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects; and

(b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against any party hereto, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Sellers, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that this Section 5.01(b) shall not apply if the Sellers have directly or indirectly solicited or encouraged any such Action.

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SECTION 5.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Sellers contained in this Agreement (x) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, and (y) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date with the same force and effect as if made as of the Closing and except in the case of clause (y) above for such failure of such representations and warranties to be true and correct that would not have, individually or in the aggregate, a Material Adverse Effect, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects;

(b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any party hereto, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect;

(c) Consents and Approvals. The parties hereto shall have received, each in form and substance reasonably satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third-party consents necessary for the consummation of the transactions contemplated by this Agreement, including all third-party consents required under any Material Contracts;

(d) Due Diligence. The Purchaser shall have completed all its business, legal, and accounting due diligence with respect to the Business and shall, in its sole judgment, be satisfied with the results thereof;

(e) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect; and

(f) Closing Deliveries. The Sellers shall have delivered to the Purchaser the items specified in Section 1.04.

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ARTICLE VI

INDEMNIFICATION

SECTION 6.01. Survival of Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement or in any certificates delivered pursuant to this Agreement shall survive the Closing until the Purchase Price is paid in full, provided, however, that any claim made with reasonable specificity by the Sellers when seeking to be indemnified within the time period set forth in this Section 6.01 shall survive until such claim is finally resolved. The representations and warranties of the Sellers contained in this Agreement or in any certificates delivered pursuant to this Agreement shall survive until the Purchase Price is paid in full, or the third anniversary of the Closing Date, whichever is earlier;provided, however, that any claim made with reasonable specificity by the Purchaser when seeking to be indemnified within the time period set forth in this Section 6.01 shall survive until such claim is finally resolved. None of the covenants or agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing and such surviving covenants and agreements shall survive the Closing only until the expiration of the term of the undertaking set forth in such covenants and agreements.

SECTION 6.02. Indemnification by the Purchaser. The Sellers (each a “Seller Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Purchaser for and against any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), arising out of or resulting from (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement, (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement, or (c) in the event that the Purchaser takes operational control of the Corporation from the Sellers in accordance with the terms of Section 4.07, then from and after the date the Purchaser takes operational control of the Corporation (the “Turn-Over Date”), the Purchaser shall also indemnify the Sellers against Losses arising out of or resulting from the assets, the operations, or the financial condition of the business of, or any direct or indirect liabilities of or relating to, the Corporation or the Subsidiary from and after the Turn-Over Date, so long as such Losses were not caused directly or indirectly by the actions of the Sellers prior to the Turn-Over Date.

SECTION 6.03. Indemnification by the Seller. The Purchaser and its Affiliates, and their respective successors and permitted assigns (the “Purchaser Indemnified Parties”) shall from and after the Closing be indemnified and held harmless by the Sellers for and against any and all Losses arising out of or resulting from (a) the breach of any representation or warranty made by the Sellers contained in this Agreement, or (b) the breach of any covenant or agreement by the Sellers contained in this Agreement, or (c) the assets, the operations, or the financial condition of the business of, or any direct or indirect liabilities of or relating to, the Corporation or the Subsidiary, arising on or before the Closing.

SECTION 6.04. Limitations on Indemnification. (a) No claim may be asserted nor may any Action be commenced against the Purchaser or the Sellers (for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action is received by the Purchaser or the Sellers, as applicable, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 6.01.

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(b) The Sellers shall not be liable to the Purchaser Indemnified Parties for indemnification under Section 6.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.03(a) exceeds $50,000.00 (the “Basket”), in which event the Sellers shall be required to pay or be liable for all such Losses from the first dollar. With respect to any claim as to which the Purchaser Indemnified Parties may be entitled to indemnification under Section 6.03(a), the Sellers shall not be liable for any individual or series of related Losses which do not exceed $500 (which Losses shall not be counted towards the other limits in this Section 6.04(b)). The aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 6.03(a) shall not exceed the amount of the Purchase Price received by the Sellers.

(c) The Purchaser shall not be liable to the Seller Indemnified Parties for indemnification under Section 6.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a) exceeds the Basket, in which event the Purchaser shall be required to pay or be liable for all such Losses from the first dollar. With respect to any claim as to which the Seller Indemnified Parties may be entitled to indemnification under Section 6.02(a), the Purchaser shall not be liable for any individual or series of related Losses which do not exceed $500 (which Losses shall not be counted towards the other limits in this Section 6.04(c)).The aggregate amount of all Losses for which Purchaser shall be liable pursuant to Section 6.02(a) or (c) shall not exceed the Closing Date Payment.

(d) For purposes of this Article VI (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e) Notwithstanding anything to the contrary contained in this Agreement, after the Closing, none of the parties hereto and none of their respective Affiliates shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, regardless of whether such damages were foreseeable.

(f) For all purposes of this Article VI, “Losses” shall be net of any recovery or benefit (including insurance) payable to either the Seller Indemnified Parties or the Purchaser Indemnified Parties (each an “Indemnified Party”) in connection with the facts giving rise to the right of indemnification and, if an Indemnified Party receives such recovery or benefit after receipt of payment from the Purchaser or the Sellers, respectively, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Purchaser or the Sellers, as applicable. No Indemnified Party shall be entitled to any payment, adjustment, or indemnification more than once with respect to the same matter.

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SECTION 6.05. Notice of Loss; Third-Party Claims. (a) An Indemnified Party shall give notice to the indemnifying party in reasonable detail of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment against it (each, a “Third-Party Claim”), which may give rise to a claim for Loss under this Article VI, within thirty (30) days of the receipt of such notice (or within such shorter period as may be required to permit the Purchaser or the Sellers, as applicable, to respond to any such claim), the Indemnified Party shall give the indemnifying party notice of such Third-Party Claim together with copies of all notices and documents served on or received by the Indemnified Party in respect thereof. The indemnifying party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice, if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party, it being understood that such election shall be without prejudice to the rights of the indemnifying party to dispute whether such claim involves recoverable or indemnifiable Losses under this Article VI. If the indemnifying party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the Indemnified Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto (or in the possession or control of any of its representatives) as is reasonably requested by the indemnifying party or its counsel. If the indemnifying party elects to direct the defense of any such Third-Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of such Third-Party Claim unless (i) the indemnifying party consents in writing to such payment; (ii) the indemnifying party withdraws from the defense of such Third-Party Claim; or (iii) a final judgment from which no appeal may be taken by or on behalf of the indemnifying party is entered against the Indemnified Party for such Third-Party Claim. If the Indemnified Party assumes the defense of any such Third-Party Claim pursuant to this Section 6.05 and proposes to settle such Third-Party Claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the indemnifying party prompt written notice thereof and the indemnifying party shall have the right to participate in the settlement or assume or reassume the defense of such Third-Party Claim. The Indemnified Party shall not admit any liability with respect to, or settle, compromise, or discharge any Third-Party Claim without the indemnifying party’s prior written consent. The indemnifying party shall have the right to settle any Third-Party Claim for which it obtains a full release of the Indemnified Party in respect of such Third-Party Claim or to which settlement the Indemnified Party consents in writing, such consent not to be unreasonably withheld or delayed.

SECTION 6.06. Remedies. Each of the parties hereto acknowledges and agrees that following the Closing, except with respect to claims for fraud, the indemnification provisions of this Article VI shall be the sole and exclusive remedies of the parties hereto for any breach of the representations and warranties contained in this Agreement and for any failure to perform and comply with any covenant or agreement in this Agreement.

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ARTICLE VII

TERMINATION AND ABANDONMENT

SECTION 7.01. Termination.

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date (the date of any such termination, the “Termination Date”), as follows:

(a) by mutual written consent of each of the Sellers and the Purchaser, as duly authorized by the Purchaser’s board of directors and the Corporation’s board of directors;

(b) by written notice by either the Purchaser or the Sellers, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law or taken any other Action that is, in each case, then in effect and is final and non-appealable and has the effect of restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement or the agreements contemplated hereby, or (ii) any Governmental Authority shall have finally, without the right to appeal, declined to grant any of the regulatory approvals referred to in this Section 7.01(b); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Governmental Order to have been enacted, issued, promulgated, enforced or entered;

(c) by written notice by either the Purchaser or the Sellers, if the Closing has not occurred by 5:00 p.m. (Pacific Time) on June 30, 2023, unless (i) the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth herein, or (ii) the date reflected in this Section 7.01(c) shall be extended in writing by the Purchaser and the Sellers;

(d) by written notice by the Purchaser, if there has been a breach by the Sellers of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Sellers shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 5.02 (a “Terminating Seller Breach”); provided, however, that if such Terminating Seller Breach is curable by the Sellers prior to the Closing Date, then the Purchaser may not terminate this Agreement under this Section 7.01(d) for ten (10) calendar days after delivery of written notice from the Purchaser to the Sellers of such Terminating Seller Breach; provided the Sellers continue to exercise their reasonable best efforts to cure such breach (it being understood that the Purchaser may not terminate this Agreement pursuant to this Section 7.01(d) if it shall have materially breached this Agreement or if such Terminating Seller Breach is cured during such ten (10) calendar day period); or

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(e) by written notice by the Sellers, if there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 5.01 (a “Terminating Purchaser Breach”); provided, however, that if such Terminating Purchaser Breach is curable by the Purchaser prior to the Closing Date, then the Sellers may not terminate this Agreement under this Section 7.01(e) for ten (10) calendar days after delivery of written notice from the Seller to the Company of such Terminating Purchaser Breach; provided the Purchaser continues to exercise commercially reasonable efforts to cure such Terminating Purchaser Breach (it being understood that the Sellers may not terminate this Agreement pursuant to this Section 7.01(e) if they shall have materially breached this Agreement or if such Terminating Purchaser Breach is cured during such ten (10) calendar day period).

SECTION 7.02. Effect of Termination.

(a) In the event that this Agreement is validly terminated in accordance with Section 7.01, then each of the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the other parties hereto; provided, that the obligations of the parties hereto set forth in this Section 7.02, Section 4.01 (Confidentiality), Section 8.03 (Public Announcements) and Article VIII (Miscellaneous) hereof shall survive any such termination and shall be enforceable hereunder.

(b) Nothing in this Section 7.02 shall relieve any of the parties hereto of any liability for a material breach of any of its covenants or agreements or material breach of its representations and warranties contained in this Agreement prior to the date of termination.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated; whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation;” the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws; references to a Person are also to its successors and permitted assigns; the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

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SECTION 8.02. Transaction Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants (“Transaction Expenses”), incurred in connection with this Agreement and the transaction contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

SECTION 8.03. Public Announcements. The Purchaser and the Sellers shall not issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable party shall use commercially reasonable efforts to allow the other party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided,however, that the Purchaser may make public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Purchaser and the Sellers.

SECTION 8.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.04):

(a) if to the Purchaser:

7545 Irvine Center Dr.,

Ste 200, Irvine,

CA 92618

Attention: Tan Tran, Chief Executive Officer

E-mail: tan.tran@vemanti.com

with a copy to:

The Crone Law Group, P.C.

420 Lexington Avenue, Suite 2446,

New York, NY 10170

Attention: Tammara Fort, Esq.

E-mail: tfort@cronelawgroup.com

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(b) if to the Sellers:

[redacted]

Attention: Benjamin Liu

E-mail: ben@devblock.net

with a copy to:

Harlowe & Falk LLP

One Tacoma Avenue North, Suite 300

Tacoma, WA 98403

Attention: Mehrdad Ghassemieh, Esq.

E-mail: mghassemieh@harlowefalk.com

SECTION 8.05. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and thereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof.

SECTION 8.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State without giving effect to any choice or conflict of law provision or rule. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of New York for the purpose of any Action, directly or indirectly, arising out of, relating to, or in connection with this Agreement brought by any party hereto; (b) agrees that service of process will be validly effected by sending notice in accordance with Section 8.04; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim, whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future, that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of New York; (iii) such Action is brought in an inconvenient forum; (D) that the venue of such Action is improper; or (iv) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS THIS AGREEMENT OR UNDER ANY OTHER DOCUMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE PARTIES HERETO ACKNOWLEDGE THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.

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SECTION 8.08. Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. A party hereto may electronically sign an electronic copy of this Agreement via DocuSign or similar applications and bind itself accordingly. The parties hereto intend that any electronic copy so signed will constitute an executed original counterpart, and any print-out of the copy with the relevant signatures appearing will also constitute an executed original counterpart.

SECTION 8.09. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser); provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of the Sellers.

SECTION 8.10. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 8.11.

SECTION 8.11. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 8.12. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Stock Purchase Agreement as of the date first above written.

The Purchaser:

VEMANTI GROUP, INC.

	By:	/s/ Tan Tran
	Name:	Tan Tran
	Title:	Chief Executive Officer

The Sellers:
	By:	/s/ Benjamin Liu
	Name:	Benjamin Liu

	By:	/s/ James Sun
	Name:	James Sun

[Signature Page to Stock Purchase Agreement]

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EXHIBIT A

Shareholder	Class	No. of Shares	% of Shares
Benjamin Liu	Class A Common Stock	5,000,000	51%
James Sun	Class B Common Stock	4,803,921	49%
TOTAL		9,803,921	100%

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Exhibit B

Bank Account & Wire Transfer Instructions

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Exhibit C

Form Employment Agreement

(see attached)

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Exhibit D

Form Incentive Stock Option Agreement

(see attached)

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Schedule 1.02(c)

Compensation Schedule

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Schedule 1.04(b)

Closing Indebtedness Schedule

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Schedule 1.06

Earn-Out Terms and Formulas

“Calculation Period” means the 12-month period beginning on the Closing Date and each 12-month anniversary date of the Closing thereafter.

“Earn-out Period” means a period of three (3) years from and after the Closing Date.

“EBITDA Formula” means the determination of the baseline EBITDA margin for the calculation of each Earn-Out Payment as follows:

(a) If Revenue growth during the Calculation Period is less than or equal to 20%, then the EBITDA margin will be 5%;

(b) If Revenue growth during the Calculation Period is greater than 20% and less than or equal to 30%, then the EBITDA margin will be 4%;

(c) If Revenue growth during the Calculation Period is greater than 30% and less than or equal to 40%, then the EBITDA margin will be 3%; or

(d) If Revenue growth during the Calculation Period is greater than 40% and less than or equal to 50%, then the EBITDA margin will be 2%.

“EBITDA” means earnings (loss) before income taxes plus adjustments to add back interest, depreciation and amortization, in each case: (i) derived from the applicable consolidated financial statements for the relevant twelve-month period; (ii) prepared in good faith in accordance with the requirements of all applicable Laws and the accounting policies, bases, methods, practices and procedures adopted by the Purchaser, applied on a consistent basis; (iii) prepared in accordance with the requirements of all applicable Laws and US GAAP; (iv) no deduction shall be made for any management or oversight fees or general overhead expenses, charged by Purchaser or its Affiliates to the Business; and (v) the purchase and sales prices of products, goods and services sold by the Business to Purchaser or its Affiliates or purchased by the Business from Purchaser or its Affiliates shall be adjusted to reflect the amounts that the Business would have realized or been paid in the applicable jurisdiction for the applicable period, in each case, between an independent party in an arm’s-length commercial transaction, and not including any management or oversight fees; and excluding (i) any EBITDA which arises as a consequence of any reorganization, joint venture, merger, acquisition or transaction involving the direct or indirect acquisition or disposal of any shares or business, in each case, outside of the ordinary course of business; (ii) any gains or losses attributable to sales of assets outside of the ordinary course of business of the Business; (iii) any management or oversight fees or general overhead expenses, charged by Purchaser or its Affiliates to the Business; (iv) any amounts reflected in the calculations of the closing indebtedness and the Closing Working Capital; (v) any Purchase Price amounts or Transaction Expenses payable by the Purchaser or its Affiliates pursuant to the terms of this Agreement, any amounts included in a prior period’s final EBITDA, or any liabilities with respect to any Earn-Out Payment; (vi) any adjustments to EBITDA resulting from equity-based compensation; (vii) any reduction to EBITDA related to the Subject Stock Options; and (viii) any other adjustments to the EBITDA related to the transaction contemplated by this Agreement that is agreed to between the parties hereto prior to Closing.

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